                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          CORSAIR COMMUNICATIONS, INC.
                              3408 Hillview Avenue
                           Palo Alto, California 94304

                                  May 15, 2000



Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Corsair Communications, Inc., which will be held at Corsair's executive offices, 3408 Hillview Avenue, Palo Alto, California on Tuesday, June 6, 2000 at 11:30 a.m.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement which you are urged to read carefully.

        If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

        We look forward to seeing you on June 6, 2000.

                                        Sincerely,



                                        /s/ Thomas C. Meyer



                                        Thomas C. Meyer
                                        President and Chief Executive Officer

                          CORSAIR COMMUNICATIONS, INC.
                              3408 Hillview Avenue
                           Palo Alto, California 94304

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  June 6, 2000


        The Annual Meeting of Stockholders of Corsair Communications, Inc. will be held at our executive offices, 3408 Hillview Avenue, Palo Alto, California on Tuesday, June 6, 2000 at 11:30 a.m.. for the following purposes:

               1. To elect three members to the Board of Directors. The Board has nominated the following persons for election at the Annual Meeting: Thomas C. Meyer, Peter L.S. Currie and David H. Ring.

               2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2000.

               3. To transact such other business which may properly come before the Annual Meeting or any adjournment(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 21, 2000 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Corsair's offices.

                                             By Order of the Board of Directors


                                             /s/ Martin J. Silver


Dated:  May 15, 2000                         Martin J. Silver
                                             Secretary


ABSTENTIONS AND BROKER NONVOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING AND ABSTENTIONS WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          CORSAIR COMMUNICATIONS, INC.
                              3408 HILLVIEW AVENUE
                           PALO ALTO, CALIFORNIA 94304

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 6, 2000

        The enclosed proxy is solicited on behalf of the Board of Directors of Corsair Communications, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on June 6, 2000, or the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 11:30 a.m. at our executive offices, 3408 Hillview Avenue, Palo Alto, California. All stockholders of record on April 21, 2000 will be entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy, or the Proxy, were first mailed to stockholders on or about May 15, 2000.

        The mailing address of Corsair's principal executive office is 3408 Hillview Avenue, Palo Alto, California 94304.


                               PURPOSE OF MEETING

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders, or collectively, the Proposals. Each Proposal is described in more detail in this Proxy Statement.


                         VOTING RIGHTS AND SOLICITATION

VOTING

        On April 21, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 17,273,866 shares of common stock outstanding. Each holder of common stock is entitled to one vote on all matters brought before the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes.

REVOCABILITY OF PROXIES

        Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of Corsair at the principal executive office, 3408 Hillview Avenue, Palo Alto, California 94304, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

        Corsair will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, Corsair may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of Corsair. No additional compensation will be paid to these individuals for any such services. Except as described above, Corsair does not presently intend to solicit proxies other than by mail.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Board of Directors of Corsair is currently composed of seven members. The Board of Directors is classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. At the 2000 meeting, three directors will be elected to hold office for three years or until their successors are elected and qualified. Thomas C. Meyer, Peter L.S. Currie and David H. Ring, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless the enclosed proxy withholds authority to vote for one or more of the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the directors as the Board's nominees. If either nominee is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such candidate as may be nominated by the Board of Directors.

VOTE REQUIRED

        The three candidates receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of Corsair. Unless otherwise instructed, the proxyholders will vote each returned proxy for the nominees named above for election to the class whose term expires in 2003, or for as many nominees of the Board of Directors as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

NOMINEES

        The following table sets forth information regarding the nominees for director and each other person whose terms of office as a director will continue after the meeting.

                                 YEAR FIRST                CLASS
                                   ELECTED              TERMINATION
NAME                              DIRECTOR       AGE       YEAR                POSITION
----                            --------------  ------- ------------ -----------------------------

Thomas C. Meyer..............       1999          43       2000      President, Chief Executive
                                                                     Officer, Chairman of the
                                                                     Board and Director

Mary Ann Byrnes..............       1995          43       2001      Director

Rachelle Chong...............       1998          40       2002      Director

Kevin R. Compton(1)..........       1994          41       2001      Director

Peter L.S. Currie(1).........       1995          43       2000      Director

Stephen M. Dow(2)............       1996          44       2002      Director

David H. Ring(2).............       1995          44       2000      Director

-----------------------

(1)     Member of Audit Committee.
(2)     Member of Compensation Committee.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION

        THOMAS C. MEYER. Mr. Meyer has served as Chairman of the Board since March 2000, as a Director and as Chief Executive Officer of Corsair since June 1999 and as President of Corsair since February 1999. Mr. Meyer previously served as COO of Corsair from February 1999 to June 1999 and as Vice President, Operations of Corsair from April 1996 to February 1999. Before joining Corsair, Mr. Meyer was Senior Vice President of Operations at Blyth Software Inc., a software development company, from April 1994 to March 1996. Previous to that, he was Vice President and General Manager of the Customer Services Division of Pyramid Technology Corporation, a company that develops open systems servers for the commercial computing market, from January 1990 to March 1994. Mr. Meyer also held technical and management positions at Tandem Computers, Tolerant Systems, and IBM. Mr. Meyer has a BS in computer engineering from the University of Bridgeport in Connecticut.

        PETER L.S. CURRIE. Mr. Currie has served as a Director of Corsair since December 1995. Mr. Currie is currently a partner of The Barksdale Group, a venture capital investment firm. Prior to founding The Barksdale Group, Mr. Currie served as the Executive Vice President and Chief Financial Officer of Netscape Communications Corporation, an internet and intranet software company, where he has been employed since April 1995. From April 1989 to March 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., a wireless telecommunications carrier, including Executive Vice President of Corporate Development and Chief Financial Officer.

        DAVID H. RING. Mr. Ring has served as a Director of Corsair since July 1995. Mr. Ring is currently general partner of Eureka Investments LP, a venture capital investment firm. Since April 1999, Mr. Ring has served as a Director of Affinia, Inc. From April 1996 to December 1999, Mr. Ring served as Chairman of the Board and Chief Executive Officer of Tzabaco Group, Inc. a direct marketing company. From December 1988 to November 1993, Mr. Ring served as Vice President of Manufacturing for Cisco Systems Inc. where he also served as a Director from November 1993 to November 1995. Mr. Ring was also a Director of Global Village Communication, Inc. from May 1991 to July 1996.

BUSINESS EXPERIENCE OF DIRECTORS WITH TERMS EXPIRING IN 2001

        MARY ANN BYRNES. Ms. Byrnes has served as a Director of Corsair since February 1995, as Chief Executive Officer from July 1995 to June 1999, as President of Corsair from December 1994 to February 1999 and as Chairman of the Board from June 1999 to March 2000. Ms. Byrnes is currently Chairman and Chief Executive Officer of LogicTier, an ebusiness operations sourcing company. Before joining Corsair, from June 1987 to November 1994, Ms. Byrnes served at Bay Area Cellular Telephone Company, a wireless telecommunications carrier, as Vice President of Sales and Marketing and Vice President of Operations. Ms. Byrnes is also on the board of Intraware. Ms. Byrnes holds a BA in economics from Wellesley College and an MBA from Harvard Business School.

        KEVIN R. COMPTON. Mr. Compton has served as a Director of Corsair since December 1994, as Secretary of Corsair from December 1994 to December 1995, and Chairman of the Board from December 1994 to June 1999. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. Mr. Compton is a director of Citrix Systems, Inc., OneWorld Systems, Rhythms Net Connections, and VeriSign, Inc., and is also a director of several privately-held companies.

BUSINESS EXPERIENCE OF DIRECTORS WITH TERMS EXPIRING IN 2002

        STEPHEN M. DOW. Mr. Dow has served as a Director of Corsair since May 1996. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow is a director of Arqule Inc. and Citrix Systems, Inc., and is also a director of several privately-held companies.

        RACHELLE CHONG. Ms. Chong has served as a Director of Corsair since December 1998. She is currently General Counsel and Vice President, Government Affairs for BroadBand Office, Inc., a global provider of communications, Internet and e-business solutions. From May 1994 to November 1997, Ms. Chong was a Commissioner at the Federal Communications Commission. Prior to this senior government service, Ms. Chong was a partner at the law firms Coudert Brothers and Graham & James, where she practiced exclusively in the area of telecommunications.

BOARD MEETINGS AND COMMITTEES

        Corsair's Board of Directors met a total of four times during the year ended December 31, 1999. Mr. Meyer was elected to the Board of Directors in June 1999, and therefore attended only three meetings. Mr. Currie attended 50% of the total meetings of the Board. Mr. Ring attended 75% of the total meetings of the Board.

        Corsair has a standing Audit Committee composed of Messrs. Compton and Currie. The Audit Committee did not meet in 1999. The Audit Committee assists in selecting the independent accountants, designating the services they are to perform and in maintaining effective communication with those accountants.

        Corsair also has a standing Compensation Committee currently composed of Messrs. Dow and Ring. The Compensation Committee met one time and acted by unanimous written consent 18 times in 1999. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of Corsair, including salary and stock options. The Compensation Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under Corsair's existing incentive compensation plans.

DIRECTOR COMPENSATION

        Corsair reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. In addition, on the date of each annual meeting of Corsair's stockholders, each non-employee director who is a director immediately after such meeting will receive an option to purchase 1,500 shares of Common Stock. These options will have an exercise price equal to 100% of the fair market value of Corsair's Common Stock on the date of grant. Each grant of 1,500 shares will be exercisable from the date of grant for five years and will be 100% vested upon grant.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors unanimously recommends a vote FOR Mr. Meyer, Mr. Currie and Mr. Ring.

                                   PROPOSAL 2

                                   APPROVAL OF
                        SELECTION OF INDEPENDENT AUDITORS

        Corsair is asking the stockholders to ratify the selection of KPMG LLP as Corsair's independent auditors for the year ending December 31, 2000.

VOTE REQUIRED

        The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP. In the event the stockholders fail to ratify the appointment, the Corsair Board will reconsider its selection. Even if the selection is ratified, the Corsair Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Corsair Board believes such a change would be in Corsair's and its stockholders' best interests.

        Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors unanimously recommends a vote FOR the ratification and approval of the selection of KPMG LLP to serve as Corsair's independent auditors for the year ending December 31, 2000.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Corsair's Common Stock as of March 31, 2000, by all those known by Corsair to be beneficial owners of more than 5% of its outstanding Common Stock.

                                                          SHARES BENEFICIALLY OWNED
                                                          -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 NUMBER (1)        PERCENT (2)
----------------------------------------                 ----------        -----------
Kleiner Perkins Caufield & Byers(3)..............         1,135,236            6.6%
   2750 Sand Hill Road
   Menlo Park, CA 94025

Arlene Harris....................................         1,222,539            7.1%
   2704 Ocean Front Drive
   Del Mar, CA  92014

Advent International.............................           945,709            5.5%
   75 State Street
   Boston, MA  02109

----------

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is calculated based on 17,266,872 shares of Common Stock outstanding on March 31, 2000, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 1,125,998 shares held by Kleiner Perkins Caufield & Byers VII and 9,238 shares held by KPCB Information Sciences Zaibatsu Fund II.

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Corsair's Common Stock as of March 31, 2000 by (i) each director and nominee named under "Election of Directors," (ii) each of Corsair's officers named under "Executive Compensation and Other Information--Summary Compensation Table" and (iii) all directors and executive officers of Corsair as a group.

                                                        SHARES BENEFICIALLY OWNED
                                                        -------------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER (1)          NUMBER (1)     PERCENT (2)
      ----------------------------------------          ----------     -----------
Mary Ann Byrnes (3)..............................         343,602           1.99%
Thomas C. Meyer (4)..............................          90,031             *
Rachelle Chong (5)...............................           4,722             *
Kevin R. Compton (6).............................         581,507           3.37%
2750 Sand Hill Road
Menlo Park, CA 94025
Peter L.S. Currie (7)............................          34,834             *
Stephen M. Dow (8)...............................          68,136             *
Two Galleria Tower
13455 Noel Road, Suite 1670
Dallas, TX 75420

David H. Ring (9)................................          36,761             *
Martin J. Silver (10)............................          84,091             *
Donald R. Oestreicher (11)........................         10,000             *
Jeannette Robinson (12)..........................          54,495             *
David G. Thompson..................................             0             *
All directors and executive officers
   as a group (11 persons) (13)..................       1,308,181           7.46%

----------

*       Less than 1%

(1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address for all persons named in the table is: 3408 Hillview Avenue, Palo Alto, California 94304.

(2) Percentage of ownership is based on 17,266,872 shares of Common Stock outstanding on March 31, 2000, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 34,834 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. Also includes 293,137 shares beneficially owned by the Wampler-Byrnes Family Trust. Ms. Byrnes is co-trustee and a beneficiary of the Wampler-Byrnes Family Trust.

(4) Includes 90,031 shares issuable to Mr. Meyer upon the exercise of options exercisable within 60 days of March 31, 2000.

(5) Includes 4,722 shares issuable to Ms. Chong upon the exercise of options exercisable within 60 days of March 31, 2000.

(6) Includes 567,618 shares held by Kleiner Perkins Caufield & Byers. Mr. Compton is a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Mr. Compton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 4,889 shares held by Mr. Compton and 9,000 shares issuable to Mr. Compton upon the exercise of options exercisable within 60 days of March 31, 2000.

(7) Includes 34,834 shares issuable to Mr. Currie upon the exercise of options exercisable within 60 days of March 31, 2000.

(8) Includes 3,334 shares held by Sevin Rosen Bayless Management Company. Mr. Dow is a Director of Corsair, a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and an officer of Sevin Rosen Bayless Management Company. Mr. Dow disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 55,802 shares held beneficially by Mr. Dow in the name of the Dow Family Trust. Also includes 9,000 shares issuable to Mr. Dow upon the exercise of options exercisable within 60 days of March 31, 2000.

(9) Includes 1,500 shares issuable to Mr. Ring upon the exercise of options exercisable within 60 days of March 31, 2000.

(10) Includes 34,791 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. Also includes 45,551 shares beneficially held by Martin J. Silver or Victoria H. Silver as joint tenants with right of survivorship.

(11) Includes 10,000 shares held beneficially by Donald R. Oestreicher and Joy Oestreicher in the name of the Donald R. Oestreicher and Joy Oestreicher Trust.

(12) Includes 54,495 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

(13) Includes 273,207 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. See also footnotes 3, 4, 5, 6, 7, 8, 9, 10 and 12.

                               EXECUTIVE OFFICERS

        The executive officers of Corsair as of March 31, 2000, are as follows:

NAME                            AGE    POSITION
----                            ---    --------
Thomas C. Meyer.............     43    President, Chief Executive Officer and
                                       Chairman of the Board
Martin J. Silver............     43    Chief Financial Officer and Secretary
Steve Brown.................     39    Vice President, Sales
Peter Yuan..................     34    Vice President, Engineering
Jeanette Robinson...........     49    Vice President, Human Resources
Carla Schneiderman..........     52    Vice President, Marketing and Business
                                       Development
Lyle York...................     59    Vice President, Operations


        THOMAS C. MEYER. Mr. Meyer has served as Chairman of the Board since March 2000, as a Director and as Chief Executive Officer of Corsair since June 1999 and as President of Corsair since February 1999. Mr. Meyer previously served as COO of Corsair from February 1999 to June 1999 and as Vice President, Operations of Corsair from April 1996 to February 1999. Before joining Corsair, Mr. Meyer was Senior Vice President of Operations at Blyth Software Inc., a software development company, from April 1994 to March 1996. Previous to that, he was Vice President and General Manager of the Customer Services Division of Pyramid Technology Corporation, a company that develops open systems servers for the commercial computing market, from January 1990 to March 1994. Mr. Meyer also held technical and management positions at Tandem Computers, Tolerant Systems, and IBM. Mr. Meyer has a BS in computer engineering from the University of Bridgeport in Connecticut.

        MARTIN J. SILVER. Mr. Silver has served as Chief Financial Officer and Secretary of Corsair since January 1996. Before joining Corsair, Mr. Silver served as Chief Financial Officer and Treasurer at Superconductivity, Inc., a developer of magnets for use by utilities to store energy, from January 1993 to December 1995. Prior to that, Mr. Silver served as Chief Financial Officer and Corporate Secretary at Credence Systems Corporation, a developer of testing devices for semiconductors, from November 1988 to December 1992. Mr. Silver holds a BS in electrical engineering from Purdue University and an MBA from the University of Pennsylvania, The Wharton School of Business.

        STEVE BROWN. Mr. Brown was promoted to Vice President, Sales in December 1999 after having served as the sales manger to the Asia Pacific region since joining Corsair in July, 1997. Prior to Corsair, he held marketing and international product management positions at Octel Communications since 1990. Mr. Brown has also held management positions with Hewlett Packard and Quantum Corporation. Mr. Brown holds an MBA from the University of California at Berkeley and a BA in geology from the University of California at Davis.

        PETER YUAN. Mr. Yuan joined Corsair as Vice President, Engineering in January 2000. Prior to Corsair, he served as vice president of engineering for Nightfire Software, Inc. from March 1999. Mr. Yuan served as the director of product development for TCSI Corporation from October 1997 to March 1999. He has also worked in management and technical positions for Motorola, from 1993 to October 1997, and Bell Labs. Mr. Yuan has earned several degrees including: a Ph.D. in electrical engineering from Illinois Institute of Technology, an MBA for Northwestern University, an MS in electrical engineering from Northeastern University, and a BS in computer engineering from Florida Institute of Technology.

        JEANNETTE ROBINSON. Ms. Robinson joined Corsair in January 1996 as Director of Human Resources and was promoted to Vice President, Human Resources of Corsair in January 1997. Prior to joining Corsair, Ms. Robinson was employed by Cisco Systems Inc., a provider of internet-working products, where she held several human resources management and recruiting positions from June 1990 to January 1996. Ms. Robinson holds a BS in business administration and a BA in sociology from San Jose State University.

        CARLA SCHNEIDERMAN. Ms. Schneiderman joined Corsair as Vice President, Marketing and Business Development in November, 1999. Previously, Ms. Schneiderman founded and ran a marketing and management consulting firm, Monkeyshines, for ten years. As part of her consulting Ms. Schneiderman took on the role of vice president of worldwide marketing and business development at Unify Corporation where she re-directed the product and business strategy, established and renewed partnerships with IBM, Sun and Java Soft and re-structured the marketing organization. In addition Ms. Schneiderman consulted with Omnis Software (formerly Blyth Software) in the role of vice president of worldwide marketing. Prior to Monkeyshines, she has held senior management positions in marketing and business development at Intersolv, Synon, and IBM. Ms. Schneiderman holds a BA in psychology for the University of Michigan.

        LYLE YORK. Mr. York joined Corsair in January 2000 as Vice President, Operations. Prior to joining Corsair, Mr. York was Vice President, Customer Service for Pilot Network Services from October 1998. Mr. York has also held executive positions at Scopus Technology, Inc. from March 1994 to October 1998, Intergraph Corporation, and Daisy Systems. He began his career with Tektronix, Inc. in Beaverton, Oregon.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table sets forth information concerning the aggregate compensation paid by Corsair to the President and Chief Executive Officer and to the four additional most highly compensated executive officers, or the Named Executive Officers, for services rendered in all capacities to Corsair for the years ended December 31, 1997 and 1998 and 1999:

                           SUMMARY COMPENSATION TABLE


                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                          ANNUAL COMPENSATION                           AWARDS
                                       ----------------------------------------------------------   ---------------
                                                                                                      SECURITIES
                                                                                     OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR             SALARY(1)       BONUS       COMPENSATION   OPTIONS/SARS(#)   COMPENSATION
---------------------------            -------           ---------      -------      ------------   ---------------   ------------
THOMAS C. MEYER                         1999             186,444         85,250          -0-           286,535               --
President and Chief Executive           1998             142,528         36,500          -0-            71,534               --
Officer and Director                    1997             127,650         58,590          -0-            19,196               --

MARY ANN BYRNES                         1999             101,756(2)     165,897          -0-                --          193,233(3)
President and Chief Executive           1998             190,793        157,059          -0-           165,754               --
Officer and Director                    1997             176,261         79,076          -0-            84,421               --


MARTIN J. SILVER                        1999             179,680         83,191          -0-           185,000               --
Chief Financial Officer and             1998             165,603         92,340          -0-            85,000           12,157(4)
Secretary                               1997             153,118         67,823          -0-            20,000           12,750(5)

JEANNETTE D. ROBINSON                   1999             122,256         59,250          -0-           188,837               --
Vice President, Human Resources         1998              98,332         45,151          -0-            45,000               --
                                        1997              89,461            -0-          -0-            29,170               --

DONALD R. OESTREICHER                   1999             171,451(6)      94,250          -0-                --               --
Vice President, Engineering             1998             163,183         46,250          -0-            60,000               --
                                        1997             144,284         65,570          -0-            23,330               --

DAVID G. THOMPSON                       1999             121,925(7)      83,000          -0-                --               --
Vice President, Marketing               1998             102,700        110,336          -0-                --               --
                                        1997             129,133         33,371          -0-                                 --

----------

(1)     Includes amounts deferred pursuant to Corsair's 401(k) Plan.

(2) Represents the aggregate salary paid Ms. Byrnes prior to her resignation as Chief Executive Officer in June 1999

(3) Represents severance pay in connection with Ms. Byrnes' resignation as Chief Executive Officer in June 1999.

(4) Represents forgiveness of $10,000 of principal and approximately $2,157 of interest of a loan made in connection with Mr. Silver's relocation to the Palo Alto, California area.

(5) Represents forgiveness of $10,000 of principal and approximately $2,750 of interest of a loan made in connection with Mr. Silver's relocation to the Palo Alto, California area.

(6) Represents aggregate salary paid to Mr. Oestreicher prior to his resignation as Vice President, Engineering in October 1999.

(7) Represents the aggregate salary paid to Mr. Thompson prior to his resignation as Vice President, Marketing in September 1999.

Stock Options

        The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1999. Corsair did not grant any stock appreciation rights ("SARs") during the year ended December 31, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                     % of Total                                       Potential Realizable Value
                                     Number of        Options                                             at Assumed Rates of
                                    Securities       Granted to                                        Stock Price Appreciation
                                    Underlying      Employees in       Exercise                            for Option Term(4)
                                      Options         Fiscal          Price Per       Expiration      --------------------------
Name                                 Granted(1)       Year(2)          Share(3)          Date             5%              10%
----                                -----------     ------------      ---------       -----------     ---------        ---------
Thomas C. Meyer ..............          75,000            5.23%        $   4.19        03/25/09        $197,630        $500,834
                                       100,000            6.98%        $   4.50        06/01/09        $283,003        $717,184
Mary Ann Byrnes...............               0               0%        $     --              --              --              --
Martin J. Silver .............         100,000            6.98%        $   4.50        06/01/09        $283,003        $717,184
Jeannette D. Robinson ........         100,000            6.98%        $   4.50        06/01/09        $283,003        $717,184
Donald R. Oestreicher ........         100,000            6.98%        $   4.50        06/01/09        $283,003        $717,184
David G. Thompson ............         100,000            6.98%        $   4.50        06/01/09        $283,003        $717,184

----------

(1) The rights of the optionees vest at various times over a four-year period. While the options are fully exercisable upon grant, any shares purchased by the optionee which do not vest prior to the termination of the optionee's employment may be repurchased by Corsair at cost. In accordance with the terms of the 1997 Stock Incentive Plan under which the options were granted, all rights of the optionee will accelerate and vest in full upon an acquisition of Corsair unless the options are assumed or replaced by or Corsair's repurchase rights are assigned to the acquiring corporation. Under the terms of the 1997 Stock Incentive Plan, following any acquisition of Corsair in which the rights of the optionees do not accelerate and vest in full, the rights of each optionee shall accelerate and vest (or Corsair's repurchase rights will lapse in the case of exercised options) with respect to one-half of the then unvested shares if the employment of the optionee is involuntarily terminated within one year of the acquisition.

(2) Corsair granted options to purchase a total of 1,433,350 shares to employees in fiscal year 1999.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board, considering all relevant factors. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The fair market value of shares of Common Stock is determined in accordance with certain provisions of the 1997 Stock Incentive Plan based on the closing selling price of a share of Common Stock on the date in question on the Nasdaq National Market. If shares of the Common Stock are neither listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. The price used for computing this appreciation is the exercise price of the options, not the price of Common Stock in this Offering. There is no assurance provided to any Named Executive Officer or any other holder of Corsair's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

        Option Exercises and Unexercised Option Holdings. The following table provides information concerning option exercises during 1999 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1999. No SARs were exercised during 1999 or outstanding as of December 31, 1999.

       AGGREGATE OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                                                                     Number of Securities
                                                                          Underlying                    Value of Unexercised
                                     Shares                          Unexercised Options at             in-the-Money Options
                                    Acquired                            December 31, 1999              at December 31, 1999(3)
                                       on           Value        --------------------------------   ------------------------------
Name                                Exercise      Realized(1)    Exercisable(2)     Unexercisable   Exercisable(2)   Unexercisable
----                                --------      -----------    --------------     -------------   --------------   -------------
Thomas C. Meyer ..............             0       $      0          286,535                0         $ 1,233,577             0

Mary Ann Byrnes ..............             0       $      0          165,754                0         $   602,933             0
Martin J. Silver .............             0       $      0          185,000                0         $   691,625             0
Jeannette D. Robinson ........             0       $      0          188,837                0         $   818,092             0
Donald R. Oestreicher ........             0       $      0            8,125                0         $    41,641             0
David G. Thompson ............        24,418       $ 86,273                0                0                0                0

----------

(1) "Value realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock, and does not take into account that some of such shares are subject to rights of repurchase on the part of Corsair which lapse at various times over four years after the date of grant.

(2) The options are immediately exercisable; however, any shares purchased upon exercise may be subject to rights of repurchase on the part of Corsair which lapse at various times over four years after the date of grant.

(3) "Value" is defined as fair market price of the Common Stock at fiscal year-end ($8.125) less exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the Compensation Committee members is an officer or employee of Corsair. No interlocking relationship exists between the Corsair's Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        Options granted to Named Executive Officers are immediately exercisable; however, any shares purchased upon exercise are subject to rights of repurchase on the part of Corsair that generally expire over four or five years from the date of option grant. In accordance with the terms of the 1996 Stock Option/Stock Issuance Plan and the 1997 Officer Stock Option Plan under which options were granted to Named Executive Officers, all of the Named Executive Officers' options will immediately vest and Corsair's repurchase rights will immediately lapse with respect to shares held by the Named Executive Officers upon an acquisition of Corsair, unless the options are assumed or replaced by, or Corsair's repurchase rights are assigned to, the acquiring entity. Following any acquisition of Corsair in which options remain subject to vesting and repurchase rights do not lapse in the manner provided above, 50% of a Named Executive Officer's options will vest and the repurchase rights with respect to 50% of such Named Executive Officer's shares will lapse if the employment of the Named Executive Officer is involuntarily terminated within 18 months of the acquisition.

        Notwithstanding anything to the contrary set forth in Corsair's previous filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchanges Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 17 shall not be incorporated into any such filings.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee presents this report regarding compensation for Corsair's executive officers and the Chief Executive Officer of Corsair.

        GENERAL COMPENSATION POLICY. Corsair's primary objective is to maximize the value of Corsair's shares over time. Accomplishing this objective requires achieving specific Company milestones and developing and ultimately marketing superior products that provide cost-effective solutions for the wireless communications industry. The overall goal of the Compensation Committee is to develop compensation practices that will allow Corsair to attract and retain the people needed to create, develop, manufacture and market such products.

        Corsair compensates its executive officers with a combination of salary and incentives designed to focus and balance their efforts on maximizing both the near-term and long-term financial performance of Corsair. In addition, Corsair's compensation structure rewards individual performance that furthers Company goals. Elements of each officer's compensation include the following:

               -      Base Salary

               -      Annual Incentives

               -      Long-term Incentives

               -      Benefits

        Each officer's compensation package is designed to provide an appropriately weighted mix of these elements which cumulatively provides a level of compensation roughly equivalent to that paid by companies of similar size and complexity in similar industries.

        BASE SALARY. Base salary and increases in base salary are determined by individual performance and the salary levels in effect for companies of similar size and complexity in similar industries. The Compensation Committee attempts to keep the base salaries of Corsair's officers at a level broadly in line with the median of the salaries of officers in comparative companies. The Compensation Committee also evaluates individual experience and performance and specific issues particular to Corsair, such as success in raising capital, creation of stockholder value and achievement of specific Company milestones. Certain of the companies contained in the survey on which this Compensation Committee relied are included in the indices used to compare shareholder returns in the Stock Performance Graph.

        ANNUAL INCENTIVES. Annual Incentives are paid in accordance with an annual Incentive Compensation Plan. Bonus awards are set at a level competitive among peer group companies and early-stage high growth technology companies. Potential cash incentive compensation paid under this plan is set as a significant percentage of each officers' base salary. All of the incentive compensation is directly tied to performance and is at risk. Each officer earns incentive compensation based upon a mix of Company performance and personal performance. Company performance is measured by achievement of specific Company milestones. Compensation for personal performance under this plan is awarded by the Compensation Committee based upon both an objective and subjective evaluation of the performance of each officer. No incentive compensation is paid for Company performance or personal performance unless specific Company and individual goals are achieved during the fiscal year.

        LONG-TERM INCENTIVE. Long-term incentive compensation in the form of stock options is expected to be the largest element of total compensation over time. Grants of stock options are designed to align the long-term interests of each officer with the long-term interests of Corsair and its stockholders. Stock options provide each officer with a significant incentive to manage Corsair from the perspective of an owner with an equity stake in the business. The size of the option grant to each officer is based on the officer's current and expected future contributions to the business and vesting position. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary which will create a significant opportunity for stock ownership, motivation to remain with Corsair and incentive to increase stockholder value.

        BENEFITS. Benefits offered to Corsair's officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to Corsair's officers are substantially the same as those offered to all Corsair's regular employees.

        CEO COMPENSATION

        In setting compensation payable to Corsair's Chief Executive Officers, Mr. Meyer and Ms. Byrnes, we have sought to be competitive with companies of similar size and complexity in similar industries. The CEO's incentive compensation under Corsair's annual Incentive Compensation Plan is entirely dependent upon Corsair's performance and our evaluation of his or her personal contribution to Corsair's performance. No incentive compensation is paid to the CEO unless progress is made toward specific Company goals or these goals are achieved during the fiscal year.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to Corsair's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to Corsair's executive officers for the 2000 fiscal year will exceed that limit. In addition, the Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of Corsair's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Corsair's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

        We conclude our report with the acknowledgement that no member of the Compensation Committee is a current officer or employee of Corsair or any of its subsidiaries.

        Submitted by the Compensation Committee of Corsair's Board of Directors.

PERFORMANCE GRAPH

        The following graph compares total stockholder returns since Corsair became a reporting company under the Exchange Act to the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Data and Processing Index ("Nasdaq Computer Index"). The total return for each of Corsair's Common Stock, the Nasdaq Broad Index and the Nasdaq Computer Index assumes the reinvestment of dividends, although dividends have not been declared on Corsair's Common Stock. The companies comprising the Nasdaq Computer Index are available upon written request to Investor Relations at Corsair's executive offices. The stockholder return shown on the graph below is not necessarily indicative of future performance and Corsair will not make or endorse any predictions as to future stockholder returns.

---------------------------------------------------------------------------------------------
                                      7/29/97         12/31/97        12/31/98       12/31/99
---------------------------------------------------------------------------------------------
Corsair Communications, Inc.            100             108              33           54
---------------------------------------------------------------------------------------------
NASDAQ Stock Market (U.S.)              100             100             139          259
---------------------------------------------------------------------------------------------
NASDAQ Computer Manufacturing           100              91             166          340
---------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


        In November 1996, Corsair made a loan in the amount of $200,000 bearing interest at the rate of 7% per annum to Mary Ann Byrnes, the President and Chief Executive Officer of Corsair, which loan was represented by a promissory note and was secured pursuant to a pledge agreement by 370,101 shares of Common Stock of Corsair held by Ms. Byrnes. Ms. Byrnes has repaid the principal and interest due under this note and Corsair has released the pledged shares.

        In addition to the indemnification provisions contained in Corsair's Restated Certificate of Incorporation and Bylaws, Corsair has entered into separate indemnification agreements with each of its directors and officers. These agreements require Corsair, among other things, to indemnify such director or officer against expenses, including attorneys' fees, judgments, fines and settlements, or Liabilities, paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corsair other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest. These agreements also require Corsair to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corsair.

        All future transactions between Corsair and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to Corsair than could be obtained from unaffiliated third parties.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        The members of the Board of Directors, the executive officers of Corsair and persons who hold more than 10% of Corsair's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based solely on a review of the copies of such reports furnished to Corsair, or written representations that no Form 5s were required, Corsair believes that, during the period from January 1, 1999 through December 31, 1999, all reporting requirements under Section 16(a) were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.


                 STOCKHOLDER PROPOSALS FOR 2001 PROXY STATEMENT

        Proposals of stockholders of Corsair that are intended to be presented by such stockholders at Corsair's 2001 Annual Meeting must be received no later than January 15, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of

Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Corsair receives notice of such proposal not later than March 31, 2001.


                                  ANNUAL REPORT

        A copy of the Annual Report of Corsair for the 1999 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

        CORSAIR FILED AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR ABOUT MARCH 30, 2000. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, WITHOUT CHARGE, BY WRITING TO MARTIN J. SILVER, CHIEF FINANCIAL OFFICER, AT CORSAIR'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 3408 HILLVIEW AVENUE, PALO ALTO, CALIFORNIA 94304.


                                  OTHER MATTERS

        The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of Corsair. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.



                                            By Order of the Board of Directors



                                            /s/ Martin J. Silver



Dated:  May 15, 2000                        Martin J. Silver
                                            Secretary

                             YOUR VOTE IS IMPORTANT

        In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

                          CORSAIR COMMUNICATIONS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Thomas C. Meyer and Martin J. Silver jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Corsair Communications, Inc. to be held on Tuesday, June 6, 2000, or at any postponements or adjournments thereof, as specified below, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2

1.      Election of Directors:

        Nominees:   Thomas C. Meyer, Peter L.S. Currie and David H. Ring will
                    stand for election to the Board for terms to expire in 2003.

        [ ] Vote FOR all nominees above (except as withheld in the space below)
        [ ] Vote WITHHELD from all nominees

        Instruction: To withhold authority to vote for any individual nominee, check the box "Vote FOR" and write the nominee's name on the line below.

        ------------------------------------------------------------------------

2.      Ratification of Accountants:

        Ratification and approval of the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2000.

        [ ]  Vote FOR             [ ]  Vote AGAINST              [ ]   ABSTAIN


                     (Please sign and date on reverse side)

         UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                                             Dated:                   , 2000
                                                    ------------------    ---


                                             -----------------------------------
                                             Signature of Stockholder

                                             -----------------------------------
                                             Printed Name of Stockholder

                                             -----------------------------------
                                             Title (if appropriate) Please sign
                                             exactly as name appears hereon. If
                                             signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such,
                                             and, if signing for a corporation,
                                             give your title. When shares are in
                                             the names of more than one person,
                                             each should sign.

                       CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [ ]